Exhibit 5.1

12670 High Bluff Drive San Diego, California 92130 Tel: +1.858.523.5400 Fax: +1.858.523.5450 www.lw.com FIRM / AFFILIATE OFFICES
September 10, 2019	Beijing Boston Brussels Century City Chicago Dubai Düsseldorf Frankfurt Hamburg Hong Kong Houston London Los Angeles Madrid Milan	Moscow Munich New York Orange County Paris Riyadh San Diego San Francisco Seoul Shanghai Silicon Valley Singapore Tokyo Washington, D.C.

Zogenix, Inc.

5959 Horton Street, Suite 500

Emeryville, California 94608

Re:	Registration Statement on Form S-3 of 1,595,025 shares of common stock, par value $0.001 per share

Ladies and Gentlemen:

We have acted as special counsel to Zogenix, Inc., a Delaware corporation (the “Company”), in connection with the filing on the date hereof with the Securities and Exchange Commission (the “Commission”) of a prospectus supplement dated September 10, 2019 (the “Prospectus Supplement”), filed pursuant to Rule 424(b) under the Securities Act of 1933, as amended (the “Act”), relating to the registration for resale by the selling stockholders named in the Registration Statement (as defined below) of 1,595,025 shares of the Company’s common stock, par value $0.001 per share (the “Shares”), pursuant to a registration statement on Form S-3 under the Act, filed with the Commission on October 2, 2017 (Registration No. 333-220759) (the “Registration Statement”), a base prospectus dated October 2, 2017 (the “Base Prospectus”) and the Prospectus Supplement (together with the Base Prospectus, the “Prospectus”). The Shares were issued to the former stockholders of Modis Therapeutics, Inc., a Delaware corporation (“Modis”), pursuant to the terms of that certain Agreement and Plan of Merger, dated as of August 23, 2019, by and among the Company, Modis, Xena Merger Sub, Inc. and Shareholder Representative Services, solely in its capacity as the shareholders’ representative. This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or the Prospectus, other than as expressly stated herein with respect to the issuance of the Shares.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With the Company’s consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters. We are opining herein as to the General Corporation Law of the State of Delaware (the “DGCL”), and we express no opinion with respect to any other laws.

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, the issuance and sale of the Shares have been duly authorized by all necessary corporate action of the Company, and the Shares have been validly issued and are fully paid and nonassessable. In rendering the foregoing opinion, we have assumed that the Company will comply with all applicable notice requirements regarding uncertificated shares provided in the DGCL.

September 10, 2019

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Form 8-K dated September 10, 2019 and to the reference to our firm contained in the Prospectus under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Latham & Watkins LLP